EXHIBIT 8

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital from the filing of the Schedule 13D/A on 12/2/25 to 12/24/25, the date of the event which required filing of this Schedule 13D/A. All trades were effected in the open market.

Trade Date	Buy/Sell	Shares	Price
12/1/2025	Sell	27,617	12.16
12/2/2025	Sell	15,721	12.10
12/3/2025	Sell	18,688	12.10
12/4/2025	Sell	18,470	12.09
12/5/2025	Sell	35,147	12.08
12/8/2025	Sell	21,336	12.06
12/9/2025	Sell	8,900	12.09
12/10/2025	Sell	5,500	12.12
12/11/2025	Sell	25,461	12.14
12/12/2025	Sell	8,781	12.11
12/15/2025	Sell	4,750	12.03
12/16/2025	Sell	31,089	12.04
12/17/2025	Sell	42,998	12.01
12/18/2025	Sell	37,617	12.03
12/19/2025	Sell	33,720	11.98
12/22/2025	Sell	3,990	11.96
12/23/2025	Sell	25,171	11.86
12/24/2025	Sell	34,574	11.88